Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 15, 2025
Registration Statement Nos. 333-281727 and 333-281727-04

★PRICING DETAILS★ $1.759+bn TAOT (Toyota) 2025-D (Prime Auto Loan)
Joint Bookrunners: J.P. Morgan, CIBC, Mizuho, SMBC Nikko, TD Securities
Co-Manager: BBVA

	TOTAL AMT($MM)	OFFERED AMT($MM)
CL			WAL	S&P/FITCH	P.WIN	E.FNL	L.FNL	BENCH	SPREAD	YLD%	CPN%	$PX
A-1	384.400	365.180	0.20	A-1+/F1+	1-6	04/26	10/26	I-Curve	+12	4.121	4.121	100.00000
A-2A	395.000	375.250	1.00	AAA/AAA	6-20	06/27	08/28	I-Curve	+32	3.927	3.89	99.99495
A-2B	277.000	263.150	1.00	AAA/AAA	6-20	06/27	08/28	SOFR30A	+32			100.00000
A-3	672.000	638.400	2.41	AAA/AAA	20-41	03/29	06/30	I-Curve	+37	3.876	3.84	99.98850
A-4	124.100	117.895	3.72	AAA/AAA	41-47	09/29	02/31	I-Curve	+42	3.973	3.94	99.99835
B	47.500				<<< RETAINED >>>

Expected Settle: 10/23/2025	Registration: SEC-Registered
First Pay Date: 11/17/2025	ERISA Eligible: Yes
Expected Ratings: S&P, Fitch	Risk Retention: US – Yes; EU – No; UK – No
Ticker: TAOT 2025-D	PX Speed: 1.30% ABS to 5.00% Clean-Up Call
Bill & Deliver: J.P. Morgan	Min Denoms: $1k x $1k
Expected Pxg: PRICED

CUSIPs : A-1 89231GAA6		Available Information:
A-2A	89231GAB4	* Prelim Prospectus: Attached
A-2B	89231GAC2	* Ratings FWP: Attached
A-3	89231GAD0	* IntexNet/CDI: See Separate Message
A-4	89231GAE8

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.